EXHIBIT 99.1

Warren Resources Announces Second Quarter 2012 Financial and Operating Results

NEW YORK, Aug. 7, 2012 (GLOBE NEWSWIRE) --

Second Quarter Highlights:

  Record Quarterly Oil Production Growing 31% Over 2011 level
  Oil and Gas Revenues Increase 12% to $30.2 million
  Six-Month Cash Flow from Operations Increases 61% to $32.2 million
  Oil Sales Represent over 90% of Total Oil and Gas Revenue
  Average Daily Oil Sales Volumes Increased 18% Compared to First Quarter 2012
  Gross Margin per Barrel of Oil Produced Was $81.54

Warren Resources, Inc. (Nasdaq:WRES) today reported its second quarter 2012 financial and operating results. Warren reported net income of $5.3 million, or $0.07 per basic and diluted share (including a gain on derivative financial instruments of $0.5 million), compared to a net income of $9.0 million, or $0.13 per basic and diluted share, for the second quarter of 2011 (including a gain on derivative financial instruments of $2.0 million).

In announcing the results, Espy P. Price, Chairman and Chief Executive Officer, commented, "We had a strong quarter as production volumes, oil and gas revenues and operating cash flow each recorded significant gains compared to second quarter of 2011. As a result of the 2012 California drilling program, Warren's oil and gas revenues increased to $30.2 million for the second quarter of 2012 compared to $26.9 million in the second quarter of 2011. This increase resulted from a 31% increase in oil production. Oil sales revenue as a percentage of total revenue was over 90% during the second quarter. Warren is currently producing over 3,800 gross barrels of oil per day ("BOPD") at our two Wilmington Field units."

Second Quarter of 2012 Results

Warren's oil and gas revenues increased 12% to $30.2 million for the second quarter of 2012, compared to $26.9 million in the second quarter of 2011. This increase primarily resulted from increased oil production in the second quarter of 2012 compared to the second quarter of 2011.

Warren's oil production for the quarter ended June 30, 2012 increased 31% to 293,000 barrels of oil, compared to 224,000 barrels of oil produced in the second quarter of 2011. Warren produced 1.24 billion cubic feet ("Bcf") of natural gas for both the second quarters of 2012 and 2011.

The average realized price per barrel of oil was $95 for the second quarter of 2012 compared to $97 for the second quarter of 2011. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $1.84 for the second quarter of 2012 compared to $4.13 for the second quarter of 2011. These realized commodity prices exclude the cash effect of derivative activities. The net gain on derivative financial instruments was $0.5 million during the three months ended June 30, 2012, which was comprised of a $0.5 million realized loss on oil and gas commodity price derivatives and a $1.0 million unrealized mark-to-market, non-cash gain on oil and gas commodity price derivatives.

Total operating expenses increased 29% to $24.6 million during the second quarter of 2012, compared to $19.2 million during the second quarter of 2011. Lease operating expenses and taxes ("LOE") decreased 18% to $7.2 million, or $14.38 per barrel of oil equivalent ("BOE"), in the second quarter of 2012, compared to $8.7 million or $20.24 per BOE during the same period in 2011. This decrease was primarily attributed to the timing of plugging and abandonments and other well work in California.

Depreciation, depletion and amortization expenses were $11.2 million for the three months ended June 30, 2012, or $22.50 per BOE, which represents a 64% increase over the same period in 2011. This increase resulted from an increase in oil and gas production as well as an increase in estimated future development costs.

General and administrative ("G&A") expenses increased $2.6 million to $6.2 million for the second quarter of 2012, compared to $3.6 million for the second quarter of 2011. This increase was primarily due to $2 million of expense associated with the severance payments to the Company's former chairman and chief executive officer and $0.2 million of additional consulting expense incurred during the second quarter of 2012.

Total cash flow from operating activities increased 61% to $32.2 million in the first six months of 2012, compared to $20.0 million in the first six months of 2011. This increase primarily resulted from increased oil production.

Interest expense increased 7% to $0.83 million for the second quarter of 2012, compared to $0.77 million for the second quarter of 2011. Interest expense primarily increased due to increased borrowings under our senior credit facility.

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $130 million, with $30.5 million of borrowing capacity available at June 30, 2012. The Company's borrowing base was affirmed after the spring 2012 re-determination process. Currently, Warren is in full compliance with all covenants under its senior credit facility.

Recent Operational Developments

The Company's updated capital expenditure budget for 2012 has been reduced to $62 million, consisting of $57 million for California operations and $5 million for Wyoming operations. This amount represents a 20% decrease from 2011. The amount and allocation of actual capital expenditures will depend on a number of factors, including oil and gas prices, regulatory and environmental approvals, agreements among various working interest owners, drilling and service costs, timing of drilling wells, variances in forecasted production and acquisition opportunities. The Company intends to fund 2012 capital expenditures with cash flow from operations.

Wilmington Oil Field in the Los Angeles Basin in California

During the second quarter of 2012 the Company drilled and completed 6 producing wells in the Wilmington Townlot Unit ("WTU") in California, consisting of four wells in the Tar formation, one sinusoidal producer in the Ranger formation and one sinusoidal producer in the Upper Terminal formation. One additional Upper Terminal well was drilled to casing point and the productive interval will be completed in August. Thirty day initial production rates for each of the new Tar wells averaged 141 BOPD. These new Tar wells typically experience a 50% to 60% reduction in producing rates after a few months, which is a normal decline. Thirty day initial production rate for the new Ranger well averaged 60 BOPD, and thirty day initial production for the new Upper Terminal well averaged 114 BOPD. Capital expenditures for the second quarter of 2012 in California were $13.7 million. The capital expenditures consisted of $11.0 million for drilling and development operations in the Wilmington Field oil properties and $2.7 million for facilities improvements and infrastructure costs in the WTU and North Wilmington Unit ("NWU").

Warren's original 2012 drilling plan included 17 producers and 6 injectors at WTU and 3 producers and 3 injectors at NWU. However, due to injection well permitting delays, the Company will complete the 2012 drilling program at WTU in early September after having drilled the 17 producers and one injection well. Warren then plans to commence drilling in the NWU during the fourth quarter of 2012. The drilling schedule at NWU is contingent upon timely approval by the DOGGR of our proposed water injection wells.

As part of the development plan for the WTU and NWU, the Company is in constant communication with the California Division of Oil, Gas and Geothermal Resources ("DOGGR") as it works to secure the injection wells needed for its development plans. Each of the Company's reservoirs has different injection needs and each reservoir faces differing DOGGR constraints. Injection well approvals for the WTU Tar and Upper Terminal, and NWU Ranger reservoirs are proceeding, while the WTU Ranger and Ford reservoirs have unique challenges. Warren continues to work with DOGGR on practical solutions that will allow timely approvals for its development plans.

During the second quarter, the Company has actively worked with Southern California Gas Company ("SoCal Gas") to get the documentation and permitting necessary for the installation of a natural gas sales line connection at the WTU to SoCal Gas's system. As earlier reported, on July 19, 2011, the South Coast Air Quality Management District ("AQMD") certified the Company's California Environmental Quality Act ("CEQA") documents and issued all of the related permits for its proposed gas handling and other equipment. Although the gas sales line was included in the CEQA analysis, it will require additional review and approval by the AQMD. The Company is also currently seeking approval from the AQMD to increase its current limit on the high efficiency burner installed at the WTU in 2011. It is anticipated that the gas sales line will be fully installed and operational in late 2013.

Marketing Update

Warren's crude oil realized price was 102% of WTI NYMEX for the second quarter of 2012. Effective August 1, 2012, the Company entered into a new Crude Oil Purchase Agreement with Phillips 66 Company for a term of 15 months with the payment price linked to California Midway Sunset quoted prices, less a $4.00 discount after a gravity adjustment. The current Midway Sunset oil price is trading at an approximate $10 premium to WTI NYMEX.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

Spyglass Hill Unit:

The Spyglass Hill Unit covers approximately 113,000 acres, including the areas previously committed to the Doty Mountain, Sun Dog, Jack Sparrow and Brown Cow Units, as well as all additional leases in the southern portion of the project area. Under the Spyglass Hill Unit agreement, the working interest owners are required to drill 25 gross (10.3 net) coalbed methane ("CBM") natural gas wells per year. Warren's working interest partner, Anadarko Petroleum Corporation, has solicited and received bids to sell its assets in the Atlantic Rim, including all of their operated CBM assets, 50% interest in the mid-stream gathering, compression and pipeline assets (Warren owns the other 50%), and mineral rights in the deeper formations prospective for Niobrara oil. Once Warren is notified by Anadarko of the results of the bids, the Company will make a decision regarding exercising its preferential rights to purchase an interest in Anadarko's CBM assets, their share of the midstream assets and deep mineral rights.

2012 GUIDANCE

Warren provides the following updated forecast for net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Third Quarter ending September 30, 2012	Year ending December 31, 2012

Production:
Oil (MBbl)	290 – 305	1,080 – 1,150
Gas (MMcf)	1,100 – 1,200	4,700 – 4,900
Oil Equivalent (BOE)	473 – 505	1,863 – 1,967

Financial and Statistical Data Tables

Following are financial highlights for the comparative second quarters ended June 30, 2012 and 2011. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations
	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2012	2011	2012	2011
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$30,178	$26,893	$58,532	$50,073

Operating Expenses
Lease operating expenses and taxes	7,177	8,706	15,677	16,441

Depreciation, depletion and amortization	11,232	6,849	21,337	12,978

General and administrative	6,217	3,599	10,510	7,163

Total operating expenses	24,626	19,154	47,524	36,582

Income from operations	5,552	7,739	11,008	13,491

Other income (expense)
Interest and other income	20	16	45	35

Interest expense	(830)	(774)	(1,605)	(1,344)

Gain (loss) on derivative financial instruments	489	2,037	(389)	(3,735)

Total other expense	(321)	1,279	(1,949)	(5,044)

Income before income taxes	5,231	9,018	9,059	8,447

Deferred income tax expense (benefit)	(28)	(12)	(11)	(7)

Net income	5,259	9,030	9,070	8,454

Less dividends and accretion on preferred shares	2	3	5	5

Net income applicable to common stockholders	$5,257	$9,027	$9,065	$8,449

Income per share - Basic	$0.07	$0.13	$0.13	$0.12
Income per share - Diluted	$0.07	$0.13	$0.13	$0.12

Weighted average common shares outstanding - Basic	71,063	70,816	71,044	70,779
Weighted average common shares outstanding - Diluted	71,958	72,042	72,094	72,107

Production:
Gas - MMcf	1,238	1,240	2,470	2,416
Oil - MBbls	293	224	542	433
Total Equivalents (MBoe)	499	430	953	836

Realized Prices:
Gas - Mcf	$1.84	$4.13	$2.34	$4.14
Oil - Bbl	$95.25	$97.36	$97.37	$92.51
Total Equivalents (Boe)	$60.45	$62.51	$61.39	$59.91

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$19,318	$12,289	$32,209	$19,956

Changes in working capital accounts	(2,913)	(3,028)	(2,538)	(1,097)
Cash flow from operations before working capital changes	$16,405	$9,261	$29,671	$18,859

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT: Media Contact:
         David Fleming
         212-697-9660